Exhibit (n)(5)

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 4 to the Registration Statement (No. 333-205180) on Form N-2 of FS Investment Corporation of our reports dated March 1, 2017, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of FS Investment Corporation, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated April 3, 2017 relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the captions “Senior Securities” and “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ RSM US LLP

Blue Bell, Pennsylvania

April 3, 2017